Consent of Independent Registered Public Accounting Firm

Astea International Inc. Subsidiaries
Horsham, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-33825, 333-107757, 333-34865, and 333-61981) on Form S-8 and (Nos. 333-11949, 333-90394, and 333-17459) on Form S-3 of Astea International, Inc. and subsidiaries of our report dated March 30, 2007, except for Note 2 which is as of April 14, 2008, relating to the consolidated financial statements of Astea International, Inc. and subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

BDO Seidman, LLP
Woodbridge, NJ

April 15, 2008